EXHIBIT 99.1

SUPERVALU Announces Expiration of Tender Offer

MINNEAPOLIS—(BUSINESS WIRE)—May 31, 2013—SUPERVALU INC. (NYSE: SVU) (“SUPERVALU”) today announced the expiration of its previously announced modified “Dutch Auction” tender offer (the “Offer”) to purchase up to $372,018,000 (the “Tender Cap”) aggregate principal amount of its 8.000% Senior Notes due 2016 (the “Notes”) on the terms and conditions set forth in the Offer to Purchase, dated May 2, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”) sent to holders of the Notes.

As of 12:00 midnight, New York City time, at the end of May 30, 2013 (the “Expiration Time”), $373,053,000 in aggregate principal amount of the Notes had been validly tendered (and not validly withdrawn) pursuant to the Offer. As of 12:00 midnight, New York City time, at the end of May 15, 2013 (the “Early Tender Time”), an aggregate principal amount of Notes equal to the Tender Cap were validly tendered (and not validly withdrawn) pursuant to the Offer. All Notes validly tendered (and not validly withdrawn) pursuant to the Offer at or prior to the Early Tender Time were accepted for purchase and settled by SUPERVALU on May 21, 2013 (the “Early Settlement Date”). As a result of the Offer being fully subscribed at the Early Tender Time and the acceptance priority for Notes described in the Offer to Purchase, no Notes tendered after the Early Tender Time will be accepted for purchase. Notes tendered and not accepted for purchase will be promptly returned or credited to the applicable holder’s account.

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders. The Offer was made solely pursuant to the Offer Documents.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) relating to future events of SUPERVALU. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of approximately 3,420 stores, composed of 1,900 independent stores serviced primarily by the Company’s food distribution business; 1,331 Save-A-Lot stores, of which 950 are operated by licensee owners; and 191 traditional retail grocery stores. Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees. For more information about SUPERVALU visit www.supervalu.com.

Investor Contact

Steve Bloomquist

952-828-4144

steve.j.bloomquist@supervalu.com